UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D) OF

THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): July 23, 2007

INTER-TEL (DELAWARE), INCORPORATED

(Exact Name of Registrant as specified in charter)

Commission File Number 0-10211

Delaware	86-0220994
(State or other jurisdiction of incorporation)	I.R.S. Employer Identification Number

1615 S. 52ND STREET
Tempe, Arizona	85281
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (480) 449-8900

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.02.	Results of Operations and Financial Condition.

The following information is being furnished pursuant to Item 2.02 of Form 8-K. This information shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended, nor shall it be deemed incorporated by reference in any filing under the Securities Act of 1933, as amended, except as shall be expressly set forth by specific reference in such filing.

On July 23, 2007, Inter-Tel (Delaware), Incorporated (the “Company”) issued a press release announcing financial results for the second fiscal quarter ended June 30, 2007 and comparing such results with the results for the second fiscal quarter ended June 30, 2006.

Use of Non-GAAP Financial Information

Certain disclosures prepared in accordance with U.S. Generally Accepted Accounting Principles (GAAP) included in this release are accompanied by disclosures that are not prepared in conformity with GAAP. Management has determined that inclusion of these disclosures provides investors a meaningful presentation of the company’s operating results in addition to the GAAP disclosure. These non-GAAP financial measures and condensed consolidated statements of operations are provided to enhance overall understanding of the Company’s current financial performance and how management views the Company’s operating results. The presentation of this non-GAAP information is not intended to be considered in isolation or as a substitute for results prepared in accordance with GAAP and is not necessarily comparable to non-GAAP results published by other companies. These non-GAAP disclosures and management’s rationale for providing them are as follows:

Proxy Contest, Merger and Related Costs. The Company has incurred costs associated with the proxy contest, Mitel merger and related expenses resulting from the actions initiated by Steven G. Mihaylo in connection with Mr. Mihaylo’s proxy contest activities urging stockholders to vote against the Company’s merger with Mitel. During 2006 and 2007, we have incurred and continue to incur extensive professional fees, investment banking advisory services, legal and litigation expenses, director fees and payments to directors in lieu of stock options (see below), proxy solicitation costs, and related costs in connection therewith in response to these actions by Mr. Mihaylo and his affiliated parties (collectively, “proxy contest, merger and related costs” and “2006 proxy contest and related costs”).

Pre-tax proxy contest, merger and related costs totaling approximately $3.1 million were recorded as period costs relating to these matters during the quarter ended June 30, 2007. Pre-tax proxy contest and related costs totaling approximately $2.1 million were recorded as period costs relating to these matters during the quarter ended June 30, 2006. During 2006, the Company made cash payments to directors during the second quarter in lieu of option grants, due to a shortfall in stock options available under the 1990 Director Stock Option Plan. The amount of such payments was based on a Black-Scholes valuation model utilized to compute the shortfall. The shortfall was primarily created as a result of the addition of three new members to the board of directors in connection with the settlement of the proxy contest threatened by Mr. Mihaylo in 2006. Cash payments totaled approximately $294,000, which is included in the $2.1 million total noted above, and payments were distributed ratably to the ten non-employee directors during the second quarter of 2006. Given the significance and non-recurring nature of these expenses relative to the operating results for the periods presented, this expense has been excluded from the non-GAAP presentation of the Company’s operating results herein.

Legal Settlement and Related Costs incurred during 2006. Subsequent to December 31, 2005, the Company settled a legal matter that existed as of December 31, 2005. The Company recorded an accrual for the settlement amount and related fourth quarter legal fees as of December 31, 2005. The settlement plus costs and related fourth quarter legal fees totaled $1.6 million. Additional legal fees and costs totaling approximately $1.3 million were also recorded as period costs relating to this matter during the quarter ended March 31, 2006. Such period costs included attorney’s fees and expenses related to the settlement that were recorded in the fourth quarter of 2005. Given the significance and nonrecurring nature of these expenses relative to the operating results for the periods presented, this expense has been excluded from the non-GAAP presentation of the Company’s operating results herein.

SFAS 123R Expenses. The reported GAAP Net Income for the quarter ended June 30, 2007 includes expenses related to the expensing of stock options and ESPP discounted stock purchases in accordance with Statement of Financial Accounting Standards (SFAS) No. 123R “Share Based Payments,” which the Company adopted on January 1, 2006. The guidance on the impact of adopting SFAS No. 123R presumes that all unvested options and ESPP discounted stock purchases are equity awards and are accounted for based on the guidance provided in the FASB staff position SFAS 123R-d. Given the significance and non-cash nature of these expenses relative to the operating results for the periods presented, this expense has been excluded from the non-GAAP presentation of the Company’s operating results herein. SFAS 123R pre-tax costs totaled $0.9 million and $2.1 million, in the quarter and six months ended June 30, 2007, respectively, as noted in the table below. SFAS 123R pre-tax costs totaled $1.1 million and $2.1 million, in the quarter and six months ended June 30, 2006, respectively, also as noted in the table below.

A copy of the press release is hereby furnished as Exhibit 99.1 and is incorporated herein by reference.

Item 9.01.	Financial Statements and Exhibits.

(c) Exhibits.

The following Exhibit is furnished as part of this report:

Exhibit 99.1	Press release dated July 23, 2007 announcing financial results for the second fiscal quarter ended June 30, 2007 and comparing such results with the results for the second fiscal quarter ended June 30, 2006

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

INTER-TEL (DELAWARE), INCORPORATED

Dated: July 23, 2007	By:	/s/ Norman Stout
Norman Stout
Chief Executive Officer

EXHIBIT INDEX

Exhibit Number
99.1	Press release dated July 23, 2007 announcing financial results for the second fiscal quarter ended June 30, 2007 and comparing such results with the results for the second fiscal quarter ended June 30, 2006